2

Exhibit 1
Rule 10f-3 Transactions
A
     On February 2, 2001, MPAM National Intermediate Municipal Bond Fund and MPAM Pennsylvania Intermediate Municipal Bond Fund (each, a "Fund"), each a series of MPAM Funds Trust (the "Trust"), purchased, at slightly above par value, $5 million and $11 million, respectively, of The Commonwealth of Massachusetts State General Obligation Refunding Bonds 2001 - Series A (the "Bonds"). The difference in the price which each Fund paid for the Bonds reflected the different maturity dates of the Bonds which each Fund purchased.

     Each Fund purchased its share of the Bonds through Bear, Stearns & Co. Inc. ("Bear Stearns"), the lead member of the underwriting syndicate which offered the Bonds to investors (the "Underwriting Syndicate"). Each Fund designated that certain members of the Underwriting Syndicate provide the portion of the Bonds which each Fund purchased to the respective Fund in accordance with the following allocation: Bear Stearns, 50%; Goldman, Sachs & Co., 10%; Lehman Brothers, 10%; Paine Webber Incorporated, 10%; Merrill Lynch & Co., 10% and Morgan Stanley Dean Witter, 10% (each, a "Syndicate Member"). Such allocation applied to each Fund's purchase of the Bonds, which was made from each Syndicate Member's own account. Mellon Financial Markets LLC, an affiliate of each Fund, was a member of the Underwriting Syndicate; however, it received no benefit in connection with the Funds' transactions. Each Fund paid a commission of 1/2 basis point per Bond purchased, which was allocated pro rata among the Syndicate Members in accordance with the percentages shown above. No other member of the Underwriting Syndicate received any economic benefit from the Funds' purchase of the Bonds.

     The following is a list of the members of the Underwriting Syndicate:

                      Bear, Stearns & Co. Inc.
                      Goldman, Sachs & Co.
                      J. P. Morgan Securities Inc.
                      Lehman Brothers
                      Paine Webber Incorporated
                      Salomon Smith Barney
                      Advest, Inc.
                      A.G. Edwards & Sons, Inc.
                      CIBC World Markets Corp.
                      Corby North Bridge Securities
                      Dain Rauscher Inc.
                      Fahnestock & Co. Inc.
                      First Albany Corporation
                      H.C. Wainwright & Co., Inc.
                      Janney Montgomery Scott LLC
                      Mellon Financial Markets, LLC
                      Merrill Lynch & Co.
                      Morgan Stanley Dean Witter
                      Prudential Securities
                      Quick & Reilly, Inc.
                      Ramirez & Co., Inc.
                      Raymond James & Associates, Inc.
                      State Street Capital Markets, LLC
                      Tucker Anthony Incorporated


     Accompanying this statement are materials presented to the Trust's Board of Trustees, which ratified each Fund's purchase of the Bonds as being in compliance with the Trust's Rule 10f-3 Procedures, at the Funds' Board meeting held on March 6, 2001.
THE DREYFUS
CORPORATION


TO:       The Board of Trustees of
          MPAM Funds Trust (the "Trust")

FROM:     Jeff Prusnofsky

RE:       Review of Compliance with Rule 10f-3 Procedures

DATE:     February 21, 2001

************************************************************************
     The following constitutes the required report of purchases of securities that were effected by certain Funds of the Trust pursuant to procedures as prescribed by Rule 10f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), during the period November 1, 2000 through January 31, 2001.

     Rule 10f-3 under the 1940 Act exempts certain purchases of securities by a registered investment company that are otherwise prohibited under
Section 10(f).

     Section 10(f) prohibits any Dreyfus-sponsored fund from acquiring securities if an affiliated person of a fund, including Mellon Financial Corporation or any of its affiliates and subsidiaries, concurrently is acting as a principal underwriter in connection with the offering of such securities to others. The foregoing restriction applies even if the purchase is actually made from an underwriter unaffiliated with the fund. This provision of the 1940 Act was designed to prevent an underwriter affiliated with a fund from "dumping" otherwise unmarketable securities on the fund.

     Under certain conditions, however, Rule 10f-3 provides an exemption from the prohibitions of Section 10(f). Rule 10f-3 permits a fund to purchase securities that would otherwise violate Section 10(f) if, among other things:

1. the securities are registered under the Securities Act of 1933, or are municipal securities, certain Rule 144A securities, or certain foreign offerings;

2. the securities are purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities, and if the securities are offered for subscription upon exercise of rights, the securities are purchased on or before the fourth day preceding the day on which the rights of offering terminate;

3.   the securities are offered pursuant to a firm commitment underwriting;

4. the commission, spread or profit received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a comparable period of time;

5. the issuer of the securities has been in continuous operation for not less than three years with respect to securities that are part of an issue registered under the Securities Act of 1933, as amended, that was offered to the public or purchased pursuant to a qualifying foreign or Rule 144A offering, or, with respect to municipal securities, the issuer meets certain rating requirements described in Rule 10f-3;

6. the amount of securities of any class of such issue purchased by the fund, or by two or more funds having the same investment adviser, does not exceed 25% of the principal amount of the offering of such class; and

7. the securities are purchased from a member of the syndicate other than the affiliated underwriter.

     A Portfolio Manager for each of MPAM National Intermediate Municipal Bond Fund and MPAM Pennsylvania Intermediate Municipal Bond Fund has completed the attached reports and has informed us that the transactions comply with the Funds' Rule 10f-3 Procedures. The Procedures state that the Board must determine that any transactions engaged in by the Funds pursuant to Rule 10f-3 have been effected in compliance with the Procedures adopted by the Board with respect to such transactions. A copy of the Procedures previously adopted by the Board pursuant to Rule 10f-3 is contained in the materials of the Board Meeting held on September 5, 2000.

     We will discuss these transactions at the upcoming Board meeting.
















MPAM10F3BOARDMEMO.DOC


REPORT OF PURCHASE OF SECURITIES
IN COMPLIANCE WITH RULE 10F-3

This report must be completed on the date of purchase and must be provided promptly to the portfolio management department head and to the legal department. Any changes to the information provided herein must be reported immediately to each of these departments.

1.   Name of Dreyfus/MPAM Fund:    MPAM Intermediate Muni Bond

2.   Total Net Assets of Fund:          $450,027,582

3.   Type of Security:             Municipal Bond

4.   Description of Security Purchased: Mass. State G.O. (CUSIP 575827W71)

5.   Purchased per Firm Commitment Underwriting? Yes

6.   Security Rating:              Aa2/AA-

7.   Name of Underwriting Syndicate
     Dealer Effecting Transaction: Bear Stearns

8.   Name of Affiliated Underwriter in
     Underwriting Syndicate:       Mellon Capital Markets

9.   Issue Size:              $468,420,000

10.  Amount Purchased by Fund:     $5,000,000

11. Percentage of Principal Amount of Offering Purchased by Fund (not to exceed 25% of offering with respect to all Dreyfus-managed funds):
     1.07%

12.  Amount Purchased as a Percentage of Fund Assets:  1.11%

13.  Purchase Price of Securities (if at par, so state):   $109.222

14.       Commission/Spread Received by Principal Underwriters:  1/2

15. Were the Securities purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of the Securities in that offering or any concurrent offering of the Securities (except, with respect to the purchase of any eligible foreign offering, for any rights to purchase that were required by law to be granted to existing security holders of the issuer)? Yes. If the Securities were offered for subscription upon exercise of rights, were the Securities purchased on or before the fourth day preceding the day on which the rights offering terminated? N/A

16. If the Securities were part of an issue registered under the Securities Act of 1933, as amended, that was offered to the public, or was purchased pursuant to an eligible foreign or Rule 144A offering, was the issuer of the Securities in continuous operation for not less than three years, including the operations of any predecessors? N/A

17. Was the commission, spread or profit received or to be received by the principal underwriters of the Securities reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a comparable period of time? Yes

18. Did the Fund's purchase of the Securities benefit any underwriter affiliated with the Fund directly or indirectly or, with respect to any eligible municipal securities, was it designated as a "group sale" or otherwise allocated to the affiliated underwriter's account? No

/s/ John F. Flahive                     Purchase Date: 2/02/01
Portfolio Manager
REPORT OF PURCHASE OF SECURITIES
IN COMPLIANCE WITH RULE 10F-3

This report must be completed on the date of purchase and must be provided promptly to the portfolio management department head and to the legal department. Any changes to the information provided herein must be reported immediately to each of these departments.

1.   Name of Dreyfus/MPAM Fund:    MPAM PA Intermediate Muni Bond

2.   Total Net Assets of Fund:          $898,128,245

3.   Type of Security:             Muni Bond

4.   Description of Security Purchased: Mass State G.O. 575827W63

5.   Purchased per Firm Commitment Underwriting? Yes

6.   Security Rating:              Aa2/AA-

7.   Name of Underwriting Syndicate
     Dealer Effecting Transaction: Bear Stearns

8.   Name of Affiliated Underwriter in
     Underwriting Syndicate:       Mellon Capital Markets

9.   Issue Size:              $468,420,000

10.  Amount Purchased by Fund:     $11,000,000

11. Percentage of Principal Amount of Offering Purchased by Fund (not to exceed 25% of offering with respect to all Dreyfus-managed funds):
     2.34%

12.  Amount Purchased as a Percentage of Fund Assets:  1.23%

13.  Purchase Price of Securities (if at par, so state):   109.146

14.       Commission/Spread Received by Principal Underwriters:  1/2

15. Were the Securities purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of the Securities in that offering or any concurrent offering of the Securities (except, with respect to the purchase of any eligible foreign offering, for any rights to purchase that were required by law to be granted to existing security holders of the issuer)? Yes. If the Securities were offered for subscription upon exercise of rights, were the Securities purchased on or before the fourth day preceding the day on which the rights offering terminated? N/A

16. If the Securities were part of an issue registered under the Securities Act of 1933, as amended, that was offered to the public, or was purchased pursuant to an eligible foreign or Rule 144A offering, was the issuer of the Securities in continuous operation for not less than three years, including the operations of any predecessors? N/A

17. Was the commission, spread or profit received or to be received by the principal underwriters of the Securities reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a comparable period of time? Yes

18. Did the Fund's purchase of the Securities benefit any underwriter affiliated with the Fund directly or indirectly or, with respect to any eligible municipal securities, was it designated as a "group sale" or otherwise allocated to the affiliated underwriter's account? No

/s/ John F. Flahive                Purchase Date: 2/02/01
Portfolio Manager